SECURITIES AND EXCHANGE COMMISSION

                     Washington, D.C.  20549


                             FORM 8-K

                         CURRENT REPORT


                Pursuant to Section 13 or 15(d) of
               The Securities Exchange Act of 1934


                Date of Report - November 21, 2000
                (Date of earliest event reported)


                 Questar Market Resources Company
        (Exact name of registrant as specified in charter)


     STATE OF UTAH            0-14147          87-0307414
(State or other juris-     (Commission      (I.R.S. Employer
diction of incorporation    File No.)      Identification No.)
  or organization)



P. O. Box 45601, 180 East 100 South, Salt Lake City, Utah 84145-0601
             (Address of principal executive offices)


Registrant's telephone number, including area code (801) 324-5555


                          Not Applicable
  (Former name or former address, if changed since last report.)

Item 5.   Other Events and Regulation FD Disclosure.

     On November 21, 2000, a district court judge in Texas County, Oklahoma, signed an order giving preliminary approval to the settlement reached by Questar Market Resources Inc. ("Questar Market Resources" or the "Company") and its affiliated defendants and Union Pacific Resources Company and its affiliated defendants ("UP defendants") in Bridenstine v. Kaiser-Francis Oil Company. Under the terms of the settlement, the Company and the UP defendants agreed to pay $22.5 million ($16.5 million by Questar Market Resources and $6 million by UP defendants) to plaintiffs to resolve all of the issues pending in the litigation against them. Payment of the settlement will not have a material adverse impact on the Company's financial results for 2000.

     Questar Market Resources and the UP defendants settled the matter without acknowledging any liability or wrong-doing in order to avoid the costs of protracted litigation and the uncertainty of having
the case heard by a jury.   The case, which was originally filed in
August of 1995, is a class action on behalf of all royalty owners for gas volumes produced from wells connected to an intrastate pipeline system in Oklahoma commonly referred to as the Beaver Pipeline System. The litigation covered 17 years and involved both tort and contract claims; estimates of damages claimed by the plaintiffs were as high as $80 million plus punitive damages. The Company, through its subsidiary, Questar Exploration and Production Company, and the UP defendants acquired the properties that were involved in this lawsuit in 1994.

                              SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                             QUESTAR MARKET RESOURCES, INC.
                                                   (Registrant)


                                             /s/G. L. Nordloh
November 22, 2000                            G. L. Nordloh
    (Date)                                   President and Chief
                                             Executive Officer